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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related prospectus of The IT Group, Inc. for the registration of $225 million of Senior Subordinated notes due 2009 and to the incorporation by reference therein of our report dated February 15, 1999 (except for the subsequent event footnote as to which the date is March 8, 1999), with respect to the consolidated financial statements and schedule of The IT Group, Inc. included in its Transition Report (Form 10-K) for the nine months ended December 25, 1998, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference therein of our report dated February 23, 1999 with respect to the consolidated financial statements and schedule of EMCON included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

   We also consent to the use of our report dated February 15, 1999 (except for the subsequent event footnote as to which the date is March 8, 1999), of The IT Group, Inc., the use of our report dated February 12, 1998 (except for Note 1, as to which the date is May 4, 1998) of OHM Corporation for the year ended December 31, 1997, and the use of our report dated November 20, 1998 (except for Note 8, as to which the date is December 3, 1998) of Fluor Daniel GTI, Inc. for the year ended October 31, 1998, in the Registration Statement (Form S-4) and related prospectus of The IT Group, Inc. for the registration of $225 million of Senior Subordinated notes due 2009.

                                        Ernst & Young LLP

Pittsburgh, Pennsylvania

June 28, 1999